Exhibit 5.1

October 11, 2013

Springleaf Holdings, Inc.

601 N.W. Second Street

Evansville, IN 47708

Re:	Springleaf Holdings, Inc.
Registration Statement on Form S-1
(File No. 333-190653)

Ladies and Gentlemen:

We have acted as special counsel to Springleaf Holdings, Inc., a Delaware corporation (the “Company”), in connection with the initial public offering by the Company of up to 14,631,667 shares (including up to 3,000,000 shares subject to an over-allotment option) (the “Primary Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), the sale by Springleaf Financial Holdings, LLC (the “Initial Stockholder”) of 4,687,500 shares of Common Stock (the “Initial Stockholder Secondary Shares”) and the sale by the certain executive officer and non-executive officer employee selling stockholders named in the table included under the heading “Principal and Selling Stockholders” in the Registration Statement (as defined below) of 3,680,833 shares of Common Stock (the “Management Secondary Shares”) issuable upon conversion of restricted stock units (“RSUs”) granted to such executive officer and non-executive officer employee selling stockholders by Springleaf Holdings, LLC, a Delaware limited liability company from which the Company was converted into a corporation on October 9, 2013 (the “LLC”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations under the Securities Act of 1933, as amended (the “Act”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (a) the Registration Statement on Form S-1 (File No. 333-190653) of the Company, as filed with the Securities and

Springleaf Holdings, Inc.

October 11, 2013

Exchange Commission (the “Commission”) under the Act on August 13, 2013; (b) Pre-Effective Amendments No. 1 through No. 4 thereto (such Registration Statement, as so amended, being hereinafter referred to as the “Registration Statement”); (c) the form of underwriting agreement (the “Underwriting Agreement”) proposed to be entered into by and among Merrill Lynch, Pierce, Fenner & Smith Incorporated, Allen & Company LLC, Barclays Capital Inc., Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC, as representatives of the several underwriters named in Schedule A thereto and the Company, filed as Exhibit 1.1 to the Registration Statement; (d) the Certificate of Incorporation of the Company, as amended to date and currently in effect; (e) the Bylaws of the Company, as amended to date and currently in effect; and (f) certain resolutions of the Board of Directors of the Company relating to the issuance of the Shares and related matters. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and the LLC and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company, the LLC and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

Members of our firm are admitted to the bar in the State of New York, and we do not express any opinion with respect to the law of any jurisdiction other than Delaware corporate law (including, to the extent applicable, the Delaware constitution and judicial decisions) and we do not express any opinion as to the effect of any other laws on the opinions herein stated.

Based upon and subject to the foregoing, we are of the opinion that:

1.

Upon the (i) due action by a duly appointed committee of the Board of Directors of the Company to determine the price per share of the Primary Shares and (ii) due execution and delivery of the Underwriting

Springleaf Holdings, Inc.

October 11, 2013

Agreement and issuance of the Primary Shares against payment therefor in accordance with the Underwriting Agreement, the Primary Shares will have been duly authorized by all necessary corporate action of the Company and will be validly issued, fully paid and nonassessable;

2.	The Initial Stockholder Secondary Shares have been duly authorized and are validly issued, fully paid and nonassessable.

3.	The Management Secondary Shares have been duly authorized and, upon conversion of the RSUs into Common Stock, the Management Secondary Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP